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SEC 1344
(7-2000)         PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF
Previous         INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
versions         UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                   UNITED STATES                   =============================
        SECURITIES AND EXCHANGE COMMISSION         OMB APPROVAL
             WASHINGTON, D.C. 20549                =============================
                   FORM 12B-25                     OMB Number: 3235-0058
          NOTIFICATION OF LATE FILING              =============================
                                                   Expires: January 31, 2002
                                                   =============================
                                                   Estimated average burden
                                                   hours per response. . .2.50
                                                   =============================

                                                   =============================
                                                   SEC FILE NUMBER
                                                      333-91093
                                                   =============================
                                                   CUSIP NUMBER
                                                   =============================


(Check One):      [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q
                  [ ] Form N-SAR


For Period Ended:  September 30, 2001
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________


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Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Reliant Energy Transition Bond Company LLC
------------------------------------------
Full Name of Registrant


N/A
---
Former Name if Applicable


1111 Louisiana, Suite 4667
--------------------------
Address of Principal Executive Office (Street and Number)


Houston, Texas 77002
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City, State and Zip Code


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PART II -- RULES 12B-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

               (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
               (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day
[ ] following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
               (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.
                         (ATTACH EXTRA SHEETS IF NEEDED)

         The company's planned offering of securities described in its registration statement on Form S-3, which became effective on September 7, 2001, was postponed because of the events of September 11 and subsequent disruption in the financial markets. The company was not able to proceed with its issuance of those securities until October 24, 2001. This delay in issuance caused uncertainty regarding the filing deadline for the company's report on Form 10-Q, which is being filed concurrently with this Form 12b-25.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Rufus S. Scott              713                  207-7451
             --------------              ---                  --------
                 (Name)               (Area Code)         (Telephone Number)


(2)      Have all other periodic reports required under Section 13 or
         15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
         [X] Yes   [ ] No

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof? [ ] Yes   [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                   Reliant Energy Transition Bond Company LLC
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     November 15, 2001          By      /s/ MARC KILBRIDE
         -----------------                  ----------------------
                                            Marc Kilbride, Manager